                                                                    Exhibit 99.2


ZANY BRAINY, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF
         OPERATIONS
         (UNAUDITED) (in thousands, except per share data)


                                                              Thirteen Weeks Ended                     Twenty Six Weeks Ended
                                                     --------------------------------------      ----------------------------------
                                                       August 4, 2001      July 29, 2000         August 4, 2001       July 29, 2000
                                                     ------------------------------------------------------------------------------
    NET SALES                                                $ 66,564           $ 71,724               $132,771            $135,159
    COST OF GOODS SOLD, including occupancy
     costs                                                     65,846             65,206                121,726             115,965
                                                     ------------------------------------------------------------------------------
    Gross profit                                                  718              6,518                 11,045              19,194
    SELLING, GENERAL, AND
      ADMINISTRATIVE EXPENSES                                  28,026             26,169                 53,972              50,731
    MERGER AND INTEGRATION COSTS                                 (497)             9,830                   (497)              9,830
                                                     ------------------------------------------------------------------------------
    Operating loss                                            (26,811)           (29,481)               (42,430)            (41,367)
    INTEREST EXPENSE, NET                                       4,349                841                  5,961               1,114
    EQUITY LOSS IN JOINT VENTURE                                    -              5,789                      -               5,789
                                                     ------------------------------------------------------------------------------
    Loss before Chapter 11 reorganization costs
         and income tax benefit                               (31,160)           (36,111)               (48,391)            (48,270)


    CHAPTER 11 REORGANIZATION COSTS                             3,063                  -                  4,899                   -


    Loss before income tax benefit                            (34,223)           (36,111)               (53,290)            (48,270)
    INCOME TAX BENEFIT                                              -             13,917                      -              18,578
                                                              -------                                   -------
                                                     ------------------------------------------------------------------------------
    NET LOSS                                                 $(34,223)          $(22,194)              $(53,290)           $(29,692)
                                                     ==============================================================================



    WEIGHTED AVERAGE SHARES OUTSTANDING:
    Basic and Diluted                                          32,329             31,065                 32,329              31,061


The accompanying notes are an integral part of these statements.


ZANY BRAINY, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
         (UNAUDITED) (in thousands except share data)

                                                                       August 4, 2001     February 3, 2001
                                                                       --------------     ----------------
                                      ASSETS
                                      ------

CURRENT ASSETS:

Cash and cash equivalents                                                   $   3,980            $   2,352
Receivables, net                                                                4,799                2,270
Inventories, net                                                              100,120              120,017
Prepaid expenses                                                               21,064                6,874
                                                                            ---------            ---------
                    Total current assets                                      129,963              131,513

PROPERTY AND EQUIPMENT, net                                                    59,023               66,153
OTHER ASSETS, net                                                               2,901                1,497
                                                                            ---------            ---------


                                                                            $ 191,887            $ 199,163
                                                                            =========            =========

               LIABILITIES AND SHAREHOLDERS' EQUITY
               ------------------------------------


LIABILITIES NOT SUBJECT TO COMPROMISE
CURRENT LIABILITIES:
Bank overdraft                                                              $   8,755            $   7,314
Line of credit                                                                 54,705               52,723
Accounts payable                                                               18,679               37,117
Accrued liabilities                                                             9,405               18,081
Chapter 11 reorganization costs                                                 3,375                   --
                                                                            ---------            ---------
Current portion of long-term debt                                                  --                   26
Capitalized lease obligations                                                      --                2,588
                                                                            ---------            ---------
                    Total current liabilities                                  94,919              117,849
                                                                            ---------            ---------


DEFERRED RENT                                                                      --                8,868
                                                                            ---------            ---------


LONG TERM DEBT, net of current portion                                             --                  663
                                                                            ---------            ---------


CAPITALIZED LEASE OBLIGATIONS, net of current portion                              --                2,204
                                                                            ---------            ---------


LIABILITIES SUBJECT TO COMPROMISE (NOTE 4)                                     80,677                   --
                                                                            ---------            ---------


COMMITMENTS AND CONTINGENCIES (NOTE 12)


SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 100,000,000 shares authorized at August 4,
  2001, 32,329,420 shares issued and outstanding at August 4, 2001 and
   February 2001                                                                  323                  323
  February 3, 2001
Additional paid-in capital                                                    145,336               45,334
Accumulated deficit                                                          (129,368)             (76,078)
                                                                            ---------            ---------
                    Total shareholders' equity                                 16,291               69,579
                                                                            ---------            ---------


                                                                            $ 191,887            $ 199,163
                                                                            =========            =========


The accompanying notes are an integral part of these statements.

ZANY  BRAINY, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH
         FLOWS
         (UNAUDITED) (in thousands)

                                                                                        Twenty-Six Weeks Ended
                                                                                --------------------------------------
                                                                                  August 4, 2001        July 29, 2000
                                                                                -----------------     ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                                 $(53,290)            $(29,692)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH PROVIDED BY (USED IN) OPERATING
 ACTIVITIES:
Depreciation and amortization                                                               9,257                7,434
Provision for deferred rent                                                                    15                  688
Amortization of deferred compensation                                                           2                   --
Deferred income tax benefit                                                                    --              (19,028)
Equity loss in joint venture                                                                   --                5,789
Inventory writedowns                                                                           --                8,650
Loss on disposal of assets                                                                     77                   --
(Increase) decrease in operating assets:
  Receivables                                                                              (2,529)               1,214
  Inventories                                                                              19,897               8,562)
  Prepaid expenses                                                                        (14,190)                 548
  Other assets                                                                                 77                  316
Increase (decrease) in operating liabilities:
  Accounts payable                                                                         29,554               (2,573)
  Accrued liabilities                                                                      14,352               (1,586)
Changes in liabilities subject to compromise                                                 (668)                  --
                                                                                         --------             --------
     Net cash provided by (used in) operating activities                                    2,554              (36,802)
                                                                                         --------             --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net                                                     (924)              (9,602)
Investment in joint venture                                                                    --               (6,870)
                                                                                         --------             --------
     Net cash used in investing activities                                                   (924)             (16,472)
                                                                                         --------             --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on line of credit, net                                                           1,982               32,889
Payments on capitalized lease obligations                                                    (664)              (1,360)
Change in bank overdrafts                                                                   1,441                   --
Debt issuance costs                                                                        (2,761)                (320)
Proceeds from exercise of stock options                                                        --                   82
                                                                                         --------             --------
     Net cash provided by (used in) financing activities                                       (2)              31,291
                                                                                         --------             --------


NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                        1,628              (21,983)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                              2,352               25,041
                                                                                         --------             --------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                                 $  3,980             $  3,058
                                                                                         ========             ========


The accompanying notes are an integral part of these statements.

ZANY BRAINY, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL
         STATEMENTS AUGUST 4, 2001
         (UNAUDITED)

1.  BASIS OF PRESENTATION
-------------------------

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and should be read in conjunction with the audited financial statements as of February 3, 2001 included in the Zany Brainy, Inc. and Subsidiaries (the "Company") annual report on Form 10-K for the fiscal year ended February 3, 2001 as filed with the Securities and Exchange Commission (see
Note 2). Certain information and footnote disclosures required by accounting principles generally accepted in the United States for complete financial statements have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of the Company's management, the accompanying unaudited financial statements contain all material adjustments, consisting of normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods indicated, and have been prepared in a manner consistent with the February 3, 2001 financial statements, except as described in Note 2 below. In light of the seasonal nature of the Company's business, the results of operations for the thirteen and twenty-six weeks ended August 4, 2001 are not necessarily indicative of operating results for a full fiscal year.

2.  CHAPTER 11 REORGANIZATION
-----------------------------

On May 15, 2001 (the "Petition Date"), the Company, Children's Products, Inc., Children's Development, Inc., Noodle Kidoodle, Inc., Children's Distribution, LLC and Zany Brainy Direct, LLC (collectively, the "Debtors"), filed voluntary petitions (the "Filing") for relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court").

On August 16, 2001, pursuant to Bankruptcy Court approval, the Company announced that it had agreed to sell substantially all of its assets to the Right Start, Inc. (the "Right Start") and, in early September, the transaction (the "Right Start Transaction") was completed and the Company ceased all operations. Pursuant to the terms of the Right Start Transaction, the Right Start acquired substantially all of the assets of the Company through its wholly-owned subsidiary, ZB Company, Inc., including cash, inventory and accounts receivable, in exchange for $11.7 million in cash, approximately $90 million in the assumption of certain liabilities, and the issuance of 1.1 million shares of Right Start common stock. The Company is in the process of preparing a plan of liquidation to be filed with the Bankruptcy Court. It is anticipated that the cash and the Right Start shares received by the Company in the Right Start Transaction will be used by the Company to pay certain expenses of the Debtors, with the balance to be distributed to prepetition creditors. It is anticipated that existing shareholders of the Company will not receive any distributions in connection with the Right Start Transaction or in connection with the Company's liquidation.

In conjunction with the Right Start Transaction, the Company's DIP Facility was repaid and terminated (see Note 9).

Bar Date for Filing Claims
--------------------------


In connection with the Debtors bankruptcy proceedings, the Bankruptcy Court has set November 23, 2001 (the "Bar Date") as the last date by which holders of prepetition claims against the Debtors must file their claims. Any holder of a claim that is required to file a claim by such deadline and does not do so will be barred from asserting such claim against any of the Debtors and will not participate in any distribution in any of the Chapter 11 cases on account of such claim.

Accounting Impact
-----------------


AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7") provides financial reporting guidelines for entities that are reorganizing under the Bankruptcy Code. The Company has implemented this guidance in the accompanying condensed financial statements.

Pursuant to SOP 90-7, the Company is required to segregate prepetition liabilities that are subject to compromise and report them separately on the balance sheet. See Note 4 for detail of the liabilities subject to compromise at August 4, 2001. Liabilities that may be affected by a plan of reorganization or liquidation are recorded at the expected amount of the allowed claims, even if they may be settled for lesser amounts.

Additional prepetition claims (liabilities subject to compromise) may arise due to the rejection of executory contracts or unexpired leases, or as a result of the allowance of contingent or disputed claims.

SOP 90-7 also requires separate reporting of all revenues, expenses, realized gains and losses, and provision for losses related to the Filing as Chapter 11 reorganization costs. Accordingly, the Company recorded a total of $4.9 million as Chapter 11 reorganization costs during the twenty-six weeks ended August 4, 2001, consisting of (in thousands):

Professional Fees                                    $4,819
Bankruptcy Court Costs                                   80
                                                     ------
Total                                                $4,899
                                                     ======


Professional fees represent legal and financial advisory expenses directly related to the Filing.

3.  RECLASSIFICTIONS
--------------------

Certain reclassifications have been made to the prior periods' financial statements to conform to the current period presentation, which included the breakout of Chapter 11 Reorganization Costs of approximately $1.8 million which was included in Selling, General and Administrative expenses in the Company's unaudited financial statements included in the Company's Form 10-Q for the quarterly period ended May 5, 2001.

4.  LIABILITIES SUBJECT TO COMPROMISE (in thousands)
----------------------------------------------------


As a result of the Filing (see Note 2), pursuant to SOP 90-7, the Company is required to segregate prepetition liabilities that are subject to compromise and report them separately on the condensed consolidated balance sheet. Liabilities that may be affected by a plan of reorganization are recorded at the expected amount of the allowed claims, even if they settle for lesser amounts.

Liabilities subject to compromise at August 4, 2001 are as follows:

Prepetition Trade Payables                          $47,992
Prepetition Non-Trade Payables                       12,464
Deferred Rent                                         8,654
Capitalized Lease Obligations                         4,589
Accrued Rent Expense                                  1,864
Other                                                 5,114
                                                    -------
Total                                               $80,677
                                                    =======


Additional prepetition claims (liabilities subject to compromise) may arise due to the rejection of executory contracts or unexpired leases, or as a result of the allowance of contingent or disputed claims. The Company is reviewing prepetition claims filed against the Debtors and will review all filed claims as of the Bar Date. The Company's management believes that there are certain significant discrepancies and that some of these claims are without merit. A final determination with respect to disputed claims will be made by the Bankruptcy Court.

5.  SUPPLEMENTAL CASH FLOWS INFORMATION
---------------------------------------


For the twenty-six weeks ended August 4, 2001 and July 29, 2000, the Company paid $2,991,000 and $688,000, respectively, for interest expense which includes termination fees and other costs related to the change in debt during the twenty-six weeks ended August 4, 2001 (see Note 9). For the twenty-six weeks ended August 4, 2001 and July 29, 2000, the Company paid $0 and $691,000, respectively, for income taxes. For the twenty-six weeks ended August 4, 2001, the Company paid $1,524,000 in Chapter 11 Reorganization Costs (see Note 2).

6.  THE MERGER
--------------

Effective July 26, 2000, the Company and Noodle Kidoodle, Inc. ("Noodle") were merged in a tax-free, stock-for-stock transaction that was accounted for as a pooling of interests. Under the terms of the merger agreement, the Company issued 1.233 shares of common stock of the Company for each outstanding share of Noodle common stock for an aggregate issuance of approximately 9.4 million shares of Company common stock to the former Noodle stockholders.

As a result of the merger with Noodle, the Company entered into a restructuring and integration plan. Accruals were established for certain items related to this plan.

The utilization of the initial accruals as of the date of the merger and changes through August 4, 2001 is as follows (in thousands):


                                         Balance as of                            Reversal      Balance as of
                                         July 29, 2000   Charges    Utilized     of Charges     August 4, 2001
                                         -------------   -------    --------     ----------     --------------

Merger and Integration Costs
----------------------------
Inventory write-downs                     $ 8,650         $    -     $ (7,019)    $       -      $       1,631
Professional fees                           5,025              -       (5,018)           (7)                 -
Store closures                                  -            600         (490)         (110)                 -
Other integration costs                       905            350         (875)         (380)                 -


Restructuring Costs
-------------------

Severance and change in control costs       3,000              -       (3,000)            -                  -
Disposal of property                          900              -         (900)            -                  -
                                          -------         ------     --------     ---------      -------------


                                          $18,480         $  950     $(17,302)    $    (497)     $       1,631
                                          =======         ======     ========     =========      =============


Charges of $497,000 that were reversed in the second quarter of fiscal year 2001 are included in Merger and Integration Costs on the Condensed Consolidated Statement of Operations.

7.  INVENTORIES
---------------

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method based on moving average and includes certain buying and distribution costs relating to the processing of merchandise.

8.  NET INCOME (LOSS) PER SHARE
-------------------------------

Net income (loss) per share is calculated utilizing the principles of SFAS No. 128, "Earnings Per Share" ("EPS"). The weighted average impact of stock options and warrants was excluded from the calculation of diluted loss per share for all periods presented as they were anti-dilutive due to the net loss.

9.  LINE OF CREDIT
------------------

In July 2000, the Company entered into a three-year credit facility (the "Credit Facility") covering a maximum principal amount of $115.0 million, secured by inventories and other assets, subject to a borrowing base, as defined as a percentage of eligible inventories.

On February 28, 2001, the Company received a letter from the lender under the Credit Facility notifying it that it failed to comply with a number of covenants under the Credit Facility and that such failures constituted events of default under the Credit Facility. On March 9, 2001, the lender notified the Company that, as a result of the events of default, the Company's interest rate for the loans under the Credit Facility was being increased to the default rate of interest, which was the prime rate plus 200 basis points.

In connection with the Filing, the Company obtained a two-year, $115.0 million debtor-in-possession credit facility from Wells Fargo Retail Finance, LLC, as Agent for itself and other lenders that may join the credit facility from time-to-time (the "DIP Facility"). The DIP Facility was secured by substantially all of the Company's assets. The DIP Facility included a credit line of up to $100.0 million bearing interest at the prime rate plus 1.75% or, if elected, at an annual rate of LIBOR plus 3.5%, and an additional line of credit of $15.0 million bearing interest at 14.5% per annum.

The DIP Facility contained covenants that required the Company to satisfy ongoing financial requirements and which limited its ability to borrow additional money, pay dividends, divest assets, and make additional corporate investments and increase compensation paid to directors, officers and senior management employees. The DIP Facility also prohibited a change in control without consent of the agent. In the event of default, the annual interest rate would increase by 2.0%.

Under the DIP Facility, the Company's borrowing availability was tied to a percentage of eligible inventories. Such formula included limitations based on a percentage of the value of eligible inventory that adjusted seasonally and a general limitation that the Company could not borrow any amounts that exceeded 100% of the liquidation value of eligible inventory. The amounts calculated based on eligible inventory were subject to additional reserves imposed by the bank.

In connection with the DIP Facility, the Company was required to pay an origination and arrangement fee of $1.3 million or 1.25% on the credit line, an origination fee of $450,000 or 3.0% on the maximum additional line, an annual agent's fee of $200,000, certain unused credit line, collateral and letter of credit fees, as defined in the agreement.

In conjunction with the institution of the DIP Facility, the Company repaid all outstanding borrowings under its Credit Facility with Congress Financial Corporation ("Congress") and terminated that facility on May 17, 2001. At the time of termination, the Company was required to pay a $1.7 million termination fee and wrote off approximately $932,000 of unamortized deferred financing costs which are included in interest expense in the period of termination.

Borrowings under the DIP Facility were immediately reduced by transfers from the Company's bank accounts, primarily including store retail receipts, on a daily basis.

On September 5, 2001, the Company had an outstanding balance on the DIP facility of approximately $64.5 million and remaining borrowing capacity of $5.9 million which was repaid and the agreement terminated in connection with the Right Start Transaction (see Note 2).

10.  INCOME TAXES
-----------------

As of August 4, 2001, the Company's management had provided a full valuation reserve of approximately $53.0 million against its deferred tax assets. This is based on the assessment of Company's management that it is not more likely than not that the net deferred tax asset will be realized.

11.  COMMON STOCK OPTIONS AND WARRANTS
--------------------------------------


During the first quarter of fiscal 2001, the Company granted approximately 1.5 million options to employees. There were no exercises and minimal cancellations during the thirteen and twenty-six weeks ended August 4, 2001. No options were granted during the second quarter of fiscal 2001.

In fiscal year 2000, the Company granted warrants to Online Retail Partners, Inc. in conjunction with the dissolution of the Internet joint venture, ZB Holdings LLC, to purchase 1 million shares of the Company's common stock at an exercise price of $6.00 per share. These warrants vest over five years and will expire in 2010. In addition, warrants to purchase 15,000 shares of common stock are outstanding. These warrants have an exercise price of $4.00 per share and expire in January 2003.

12.  COMMITMENTS AND CONTINGENCIES
----------------------------------

General
-------


From time to time, the Company is named as a defendant in legal actions arising from its normal business activities. In connection with the Company's inability to pay creditors, the Company has been named in numerous prepetition lawsuits. Although the amount of any liability that could arise with respect to currently pending actions cannot be estimated, in the opinion of the Company, any such liability would not have a material adverse effect on the Company's financial position or operating results.

Subsequent Events
-----------------


In 1998, the Company entered into a Master Equipment Lease Agreement ("Master Lease") with PNC Leasing LLC ("PNC"). During the prepetition period, the Company did not make certain scheduled monthly rental payments. In addition, during the postpetition period, the Company did not make any scheduled monthly rental payments.

On September 5, 2001, the Company entered into an agreement with PNC whereby the Company was authorized to sell the equipment included under the Master Lease agreement to ZB Company, Inc. Under this agreement, the Company has agreed that PNC has an allowed secured claim of $3.0 million and an allowed unsecured claim of $1.8 million. In connection with the Right Start Transaction the PNC secured claim was assumed by ZB Company, Inc. and the Company has no other liability to PNC with the respect to the PNC secured claim.

The PNC allowed unsecured claim will be treated as any other nonpriority, prepetition claim owed by the Company.

In addition and in conjunction with the Right Start Transaction, certain lease agreements have been assumed, rejected and/or renegotiated. Right Start has assumed all cure obligations with respect to assumed and/or renegotiated lease agreements. Total cure amounts to be paid relating to lease agreements which have been assumed by ZB Company, Inc. are $744,000. This amount relates to 81 Zany Brainy, Inc. stores. As of October 24, 2001, cure amounts related to 63 of these leases have been paid in the amount of $562,000. This amount reduces the amount of prepetition rent of approximately $1.9 million included in Liabilities Subject to Compromise as of August 4, 2001.